UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C 20549

SCHEDULE 14A
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AKEENA SOLAR, INC.
(d/b/a Westinghouse Solar)
 (Name of Registrant as Specified in Its Charter)

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Akeena Solar, Inc. d/b/a Westinghouse Solar 888-395-2248 fax: 408-395-7979 www.akeena.net and www.westinghousesolar.com
Corporate Headquarters: 1475 S. Bascom Ave., Suite 101, Campbell, CA  95008

March 4, 2011

Dear Shareholders,

This year we’re celebrating our tenth year in business – which is a long time in the solar industry.  As we move into our second decade of operations in 2011, I would like to thank you for your continuing support, and review some of the events that helped shape our business transition in 2010, as well as our business plans for 2011 and beyond.

2010 was a year of tremendous change for Akeena Solar as we began the transformation to Westinghouse Solar:  a pure-play designer and manufacturer of plug and play solar power systems.  As our business of selling our proprietary solar panels grew rapidly since its launch in the second quarter of 2009, it was increasingly apparent that this segment of our business would allow us to reach profitability faster than our installation business.  We therefore made the strategic decision to completely exit the installation business.

Installing solar power systems, as we had done since 2001, gave us insights into how ordinary solar panels could be redesigned from the ground up.  We believe that Westinghouse Solar AC panels provide the best combination of low cost, performance, safety, aesthetics and reliability available in the market today. The new relationships we have established including Lowe’s, Lennox and Westinghouse – not to mention the industry awards we have won – are a testament to the customer benefits of our products.  And the 30 issued and applied for patents in our IP portfolio give us confidence that these competitive advantages are sustainable.

Our new business model is more scalable and capital efficient than the installation business, especially when we consider that the potential market for Westinghouse Solar panels is worldwide.  While solar systems generate electricity 365 days a year, the installation of solar power systems slows down during winter months due to weather.  The burden of maintaining certain fixed costs associated with the installation business hindered our growth during these seasonal slowdowns.  Although our design and manufacturing business also experiences some revenue seasonality, there are significantly lower fixed costs associated with this business – especially since our asset-light manufacturing model allows us to leverage the solar panel production capacity maintained by our partners.  As one example of the progress we’ve made, our cash operating expenses for our continuing design and manufacturing operations in the fourth quarter of 2010 were $1.7 million, compared with $4.2 million (including our discontinued installation business) one year earlier.  This lower expense base gives us confidence that we can reach quarterly cash flow breakeven in mid-2011 at a revenue level of $9 million in a quarter.

During this Annual Meeting of Shareholders you are being asked to vote in favor of several important, non-routine proposals, in addition to re-electing directors and approving our selection of auditors.  The simplest proposal to explain is the name change of the company from Akeena Solar, Inc. to Westinghouse Solar, Inc.  When the Westinghouse Electric Corporation came to us seeking a licensing partnership, our interest was to leverage this premier worldwide brand name in every way possible.  During 2010, we began marketing our Andalay technology under the Westinghouse Solar name, and we changed the NASDAQ ticker symbol of the Company to WEST from AKNS.  Changing our charter to officially adopt the corporate name “Westinghouse Solar, Inc.” helps maximize the benefits we can get from the globally recognized Westinghouse brand.

Another proposal you are being asked to approve is an amendment to the charter to allow the Board of Directors, in its sole discretion, to effect a reverse split of the Company’s common stock.  In 2010, the company’s stock price was below $1.00 per share for more than 30 days, a level that resulted in the company receiving a notice of potential delisting from the NASDAQ Stock Market.  During the 180 day grace period, the stock price did not regain the $1.00 per share level for the required period.  We presented to NASDAQ a comprehensive plan to regain compliance with their listing standards, which included, among other things, the Company’s intent to raise the price of the stock by way of a reverse split in a

Akeena Solar, Inc. d/b/a Westinghouse Solar 888-395-2248 fax: 408-395-7979 www.akeena.net and www.westinghousesolar.com
Corporate Headquarters: 1475 S. Bascom Ave., Suite 101, Campbell, CA  95008

ratio of no less than 1:2 and no more than 1:8.  We believe that, all other things being equal, regaining compliance with the NASDAQ listing standards is in the best interest of the Company and it’s shareholders.  As the largest stockholder, no one is more affected by a reverse split than me personally – but I am convinced that working to maintain the continued NASDAQ listing is much more valuable than any potential drawbacks from a reverse split.  We therefore ask you to approve this proposal to give the Board of Directors the flexibility to use this approach as part of the comprehensive compliance plan.

Another important proposal being presented to you relates to the approval for the potential issuance of shares in connection with the $3.6 million preferred stock capital raise we completed on February 22, 2011.  This capital raise was also part of the comprehensive plan we submitted to NASDAQ to regain compliance with their listing standards.  Under the terms of the capital raise, investors may receive additional shares of the Company’s common stock when they convert the preferred stock if the share price is below $.45 per share at the one-year anniversary of the transaction, or if the Company raises capital under terms that are more favorable to future investors than the February agreement.  Under NASDAQ corporate governance rules, no more than 20% of the outstanding stock of the Company can be issued as a result of the February financing without shareholder approval.  This proposal seeks your approval to issue shares in excess of 20%, only in the event that an adjustment is necessary that increases the number of shares to be issued above the 20% limit.  These adjustment provisions are fair in terms of protecting the new investors.  Until the adjustment rights are approved by our shareholders, there are restrictions in favor of the new investors regarding our future financings.  The approval of this proposal by our shareholders will reduce contractual restrictions that could constrain the Company’s financial flexibility.  I am very sensitive to any additional share issuances, but wholeheartedly believe that the approval of this proposal is in the best interests of shareholders as it provides the Company with a full scope of options needed to maximize growth opportunities.

The approval of each of these proposals is very important.  I urge you to please vote in favor of them, and to please submit your proxy without delay so that your vote is heard.

Over the past year we also strengthened the Company’s Board of Advisors and Board of Directors.  Robert F. Kennedy, Jr., a life-long environmentalist, was added to our Board of Advisors in July 2010.  Mr. Kennedy sought us out because he, too, shares our vision:  producing clean electricity directly from the sun is the right thing to do for our environment and for our economy.  More recently, Ron Kenedi joined our Board of Directors.  In his prior role at Sharp Solar, Mr. Kenedi grew his company to the number one market share position in the U.S.  Also, Gary Effren, our former president and CFO, joined our Board of Directors.

The dedication and hard work of Westinghouse Solar employees has been instrumental in our achieving our product and distribution leadership position in the industry.  Just as importantly, the continued support of our shareholders has provided us with the resources to achieve these milestones.  I sincerely thank both our shareholders and our employees for your support as we strive to install Westinghouse Solar panels on every sunny rooftop.

Sincerely,

Barry Cinnamon
Chief Executive Officer and Chairman